SimplePons, Inc.

220 Congress Park Drive

Suite 304

Delray Beach, FL 33445

February 8, 2013

Linear Group Holdings Inc.

11693 San Vincente Blvd.

Suite 824

Los Angeles, CA 90049

Re: Modification to Convertible Promissory Note

Gentlemen:

Reference is made to that certain Convertible Promissory Note in the principal amount of $63,000 with an Issue Date of October 26, 2012 (the “Note”) issued by SimplePons, Inc., a Delaware corporation (the “Borrower”) to Asher Enterprises, Inc. which was subsequently assigned to Linear Group Holdings Inc. (the “Holder”) pursuant to the Assignment Agreement dated February 8, 2013 (the “Assignment Agreement”). Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Note. The Holder is acting as nominee for other payee holders of the Note none of which, including the Holder, has a beneficial interest of five percent (5%) or more of the Common Stock of the Borrower by virtue of voting or dispositive control as a result of their interest in the Note or otherwise. This letter agreement shall modify the terms of the Note as follows:

1.	Sections 1.1 and 1.2 of the Note are hereby modified in their entirety to provide that the Note shall be convertible at the option of the Holder and payee holders (on a pro-rata basis) into an aggregate of 632,260,655 shares of common stock of the Borrower.

2.	Section 1.3 of the Note is hereby amended such that the term “Reserved Amount” shall mean 632,260,655 shares of common stock, as adjusted for stock splits and the like. In addition, such obligation to reserve shares pursuant to Section 1.3 shall be suspended until June 30, 2013, or the effective date of a reverse stock split by the Borrower whichever is earliest.

3.	Section 1.9 of the Note is hereby deleted in its entirety.

Except as modified herein, the balance of the Note shall remain in full force and effect. This letter agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

All questions concerning the construction, validity, enforcement and interpretation of this letter agreement shall be determined in accordance with the provisions of the Note and Assignment Agreement.

Sincerely,

SIMPLEPONS, INC.

By: _/s/ Brian S. John_____________________

Brian S. John, Chief Executive Officer

Accepted and Agreed to:

Linear Group Holdings Inc.

By:______________________________________________

Name:____________________________________________

Title:_____________________________________________